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                                                Filed Pursuant to Rule 424(b)(3)
                                                   Registration Number 333-50031


PROSPECTUS SUPPLEMENT DATED AUGUST 20, 1998 TO PROSPECTUS DATED APRIL 20, 1998


ITEM 2.     ACQUISITION OR DISPOSITION OF ASSETS

On June 30, 1998, Integrated Electrical Services, Inc. (the "Company") consummated the acquisition of all of the issued and outstanding capital stock of Mark Henderson, Incorporated, Holland Electrical Systems, Inc., and Spectrol, Inc. (collectively, the "Businesses Acquired"). The Businesses Acquired perform electrical contracting in Atlanta, Georgia, with additional operations in North Carolina. The consideration paid by the Company for the Businesses Acquired was determined through negotiations between representatives of the Company and the Businesses Acquired and consisted of an aggregate of 684,211 shares of common stock of the Company and approximately $10.2 million in cash. The cash portion of the consideration paid for the Businesses Acquired was funded through borrowings under the Company's existing line of credit facility. The Company intends to continue using the assets of the Businesses Acquired in the electrical contracting business.


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